EXHIBIT 99.1

                                             [LOGO]



Westinghouse                                 11 Stainwix Street
Electric Corporation                         Pittsburgh, Pennsylvania 15222-1384



                                                              September 19, 1997

                       CBS ACQUIRES AMERICAN RADIO SYSTEMS

       NEW YORK CITY/BOSTON, Sept. 19, 1997 -- Westinghouse (NYSE:WX) and American Radio Systems (NYSE:AFM) announced today a definitive agreement by which Westinghouse will acquire American Radio System's radio broadcasting operations for $44 a share or $1.6 billion in cash plus the assumption of approximately $1 billion in debt. The transaction adds 98 stations to CBS Radio, for a total of 175 stations. The transaction will be financed with existing bank facilities and is subject to certain conditions, including FCC approval and expiration of the Hart-Scott-Rodino waiting period.

       American Radio Systems (ARS) is the fifth largest radio broadcasting company in the United States with 98 radio stations (including pending transactions) located in 19 predominately top 50 markets, including several major markets where CBS has existing radio and television stations.

       Under the terms of the definitive agreement, which was approved by the Board of Directors of both Westinghouse and ARS, Westinghouse will acquire ARS in a transaction in which each share of ARS common stock will have the right to receive consideration of $44 per share in cash. Prior to this transaction, and as a condition to consummation of the Westinghouse transaction, ARS intends to distribute to current shareholders, through a taxable distribution, its wholly-owned American Tower Systems subsidiary, a leading independent owner and operator of wireless communications towers throughout the United States.

       Steven B. Dodge, chairman and chief executive officer of American Radio Systems, and other ARS shareholders representing a majority of ARS's voting rights, have executed consents approving the transaction, and as such the transaction is not subject to shareholder approval. It is expected that the transaction will be consummated in the second quarter of 1998.

       Mel Karmazin, Chairman and Chief Executive Officer, CBS Station Group, commented: "The acquisition of American Radio is financially and strategically attractive for CBS. This investment will significantly strengthen CBS's position in the fast growing radio industry. It will enable CBS Radio to expand into new top 50 markets and increase its position in its existing major markets. American Radio's stations are located in very attractive radio revenue growth markets where the Company expects to further consolidate its position."


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CBS/American...2

       Karmazin added that consistent with the Company's past radio investments, the acquisition of ARS is expected to be accretive to the Company's free cash flow in its first year.

       Michael H. Jordan, Chairman and Chief Executive Officer, Westinghouse/CBS, said: "Under Mel Karmazin's leadership, radio has been our fastest growing, highest cash flow business. Radio expansion has been our number one investment priority and this acquisition is a terrific fit with our strategy."

       "We're confident that our outstanding radio management team, led by Mel, will produce superior value to our shareholders from the transaction," Jordan added.

       Dodge said: "Exiting radio at a time when the industry has such extraordinary promise is very difficult. However, we believe placing American Radio in CBS's hands is the right thing to do for both shareholders and employees. The value of the currency is clear, and Mel Karmazin has a history of rewarding strong performance, which our people are very capable of delivering. From our perspective, CBS is an exciting growth company that is truly committed to broadcasting for the long term."

       Westinghouse is being advised by Chase Securities Inc. ARS's financial advisor is Credit Suisse First Boston.

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Contacts:        Jack Bergen                    Gil Schwartz
                 Westinghouse/CBS               CBS
                 212/975-3835                   212/975-2121

                 Bruce Danziger                 Helene Blieberg
                 American Radio Systems         CBS at the NAB in New Orleans
                 617/375-7519                   504/670-8210




















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